EX-99.p.2

SECTION 12: MIMGL CODE OF ETHICS

Code of Ethics

Rule 204A-1 under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”) requires each registered investment adviser to adopt and implement a written code of ethics (the “Code”) that contains provisions regarding:

•	the adviser’s fiduciary duty to its clients;
•	compliance with all applicable Federal Securities Laws;
•	reporting and review of personal Securities transactions and holdings;
•	reporting of violations of the Code; and,
•	the provision of the Code to all Access Persons.

I. Executive Summary

The Code has been adopted by Macquarie Investment Management Global Limited (“MIMGL”), an investment adviser registered with the Securities and Exchange Commission (“SEC”) effective as of 25 November 2015 to comply with Rule 204A-1 under the Advisers Act, as well as other securities laws and sound business practices. Certain undefined capitalized terms used herein have the meanings ascribed thereto in the attached “Definitions” schedule.

The procedures in the Code are designed to prevent Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client of MIMGL, from:

•	employing any device, scheme or artifice to defraud any other client of MIMGL;
•	making any untrue statement of a material fact to any other client of MIMGL or omitting to state a material fact necessary in order to make the statements made to any other client of MIMGL, in light of the circumstances under which they are made, not misleading;
•	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on any other client of MIMGL; or
•	engaging in any manipulative practice with respect to any other client of MIMGL.

II. Persons subject to the Code of Ethics

Access Person

The term “Access Person” means an officer or director, or employee of a registered investment adviser, or any other person identified as a “control person” on the Form ADV or the Form BD filed by the adviser with the US Securities and Exchange Commission, as well as any employee:

(1)	who, in connection with his or her regular functions or duties, generates, participates in, has access to or obtains information regarding that adviser’s purchase or sale of a security by or on behalf of an advisory client;
(2)	whose regular functions or duties relate to the making of any recommendations with respect to such purchases or sales or has access to such recommendations that are non-public;
(3)	who obtains or has access to information or exercises influence concerning investment recommendations made to an advisory client of that adviser;
(4)	who has line oversight or management responsibilities over employees described in (1), (2) or (3) above; or
(5)	who has access to non-public information regarding any advisory clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund for which an adviser serves as investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Macquarie.

Associates

In accordance with federal securities laws, certain restrictions and limitations found within the Policy are also applicable to the personal investment activities of any Associate that resides in an Access Person’s household.

Associate includes:

•	A spouse, de facto partner, domestic partner, civil union partner, or any dependent under the age of 18, of any Staff (“Immediate Family Members”);
•	Any other relative living in the same household as any Staff (unless financially independent from any Staff); or
•	Any other person whose investment decisions a member of Staff may have any influence on.

III. Fiduciary Duty

Macquarie is committed to fostering a culture that promotes honesty and high ethical standards. Consequently, all Access Persons have an obligation to conduct themselves in accordance with the following general fiduciary principles:

•	Access Persons have a duty to place the interests of our Clients ahead of your own interests at all times;
•	Access Persons have a duty to attempt to avoid actual and potential conflicts of interest between your personal activities and the activities of our Clients, as well as to avoid any activities that may give the appearance of creating a conflict of interest; and
•	Access Persons must not take inappropriate advantage of your position at Macquarie.

Access Persons are reminded that violations of the Policy and/or any associated policies and procedures may result in disciplinary action, including fines, disgorgement of profits, and possibly suspension and/or dismissal.

IV. Compliance with Applicable Federal Securities Laws

Access Persons under this Code are required to conduct all personal and professional activities in a manner that is consistent with the (Applicable Federal Securities Laws).

V. Obligation to Report Violations of the Code

Access Persons have a duty to report violations of the Code. If they become aware of a violation of Macquarie’s Code committed by another Access Person, they have an ongoing obligation to report that violation to the Compliance Department. It is Macquarie’s policy to protect the confidentiality of any such report made in good faith and any Access Person reporting such a violation will not be subject to retaliation.

VI. Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including MIMGL, Access Persons, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for MIMGL, its Access Persons, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

MIMGL adopts the Macquarie Group-wide Group’s Conflicts of Interest Policy and Outside Business Activity Policy. Macquarie’s policies and procedures have been designed to identify and properly disclose, mitigate, or eliminate applicable conflicts of interest.

However, written policies and procedures cannot address every potential conflict, therefore Access Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve MIMGL and/or its Access Person on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of MIMGL and its Access Persons. If an Access Person believes that a conflict of interest has not been identified or appropriately addressed, that Access Person should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged.

Access Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Macquarie, Access Persons, Clients and/or Investors has not been appropriately addressed.

VII. Personal Dealing Policy

Personal trades should be executed in a manner consistent with our fiduciary obligations to our clients. Any trades should avoid actual, potential and perceived improprieties. Employee trades must not be timed to precede orders placed for any client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfil daily job responsibilities.

The MAM Personal Dealing Policy sets out standards of conduct designed to address potential conflicts of interest that might arise between this fiduciary duty to Macquarie’s Clients and an Access Person’s personal activities. Specifically, each Access Person must avoid participating in transactions, activities, and relationships that might interfere (or appear to interfere) with making decisions in the best interests of those Clients.

All Access Persons and their Associates are subject to the restrictions, disclosure and reporting requirements outlined MAM Australia Personal Dealing Policy.

VIII. Gifts and Entertainment

MIMGL adopts the Macquarie Group-wide Gifts and Entertainment (G&E) Policy. The policy sets out the principles for giving or receiving G&E to manage any actual or perceived conflicts of interest, anti-bribery and corruption.

Whilst the giving and receiving of Gifts and Entertainment can be a customary part of relationship building, it can also improperly influence and therefore, giving or receiving of a Gift or Entertainment must never influence or appear to influence MIMGL or a client’s judgement, adversely impact MIMGL’s integrity and reputation or improperly influence its staff, clients or other third parties.

All gifts or entertainment received or given by Access Persons are subject to the restrictions and disclosure requirements outlined in Macquarie Group’s Gifts and Entertainment Policy.

IX. Political Contributions

Introduction

Rule 206(4)-5 of the Advisers Act (commonly referred to as the “Pay-to-Play” rule) addresses the various arrangements by which a U.S.-registered investment adviser may seek to influence the award of advisory business by making or soliciting political contributions to U.S. government officials charged with awarding such business. Under Rule 206(4)-5, Access Persons are prohibited from making contributions in excess of applicable federal, state, or local limitations.

The Pay-to-Play rule includes a provision that makes it unlawful for an adviser or any of its covered associates to do anything indirectly which, if done directly, would result in a violation of the rule. As a result, an adviser and its covered associates could not funnel payments through third parties (including, for example, consultants, attorneys, family members, friends or companies affiliated with the adviser) as a means to circumvent the rule.

If violated, the Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a Contribution to any official of that “government entity”. This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•	any general partner, managing member or executive officer, or other individual with a similar status or function;

•	any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and
•	any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

MIMGL does not believe that its personnel are likely to be politically active in the United States. Therefore, in order to avoid unforeseen violations but also to avoid implementing a very detailed procedure, all personnel must seek the prior, written approval of the Compliance Officer before: (1) making any political contribution related to the United States or encouraging others to do so; (2) paying (or agreeing to pay) any person to solicit a government entity on behalf of the Firm; or (3) engaging in fundraising and related activities (e.g., hosting a fundraising event, serving on a political action committee).

Recordkeeping

MIMGL shall maintain the following records in accordance with applicable rules, including:

•	A list of all “covered associates” (unless otherwise noted, all Access Persons are covered associates for this purpose);
•	A list of all third-party solicitors it pays, directly or indirectly, to solicit potential government Clients or Fund Investors;
•	A list of all of MIMGL’s direct or indirect political contributions and those made by its Access Persons to officials of a government entity as well as payments topolitical parties or political action committees;
•	Each government entity that invests in a Covered Investment Pool (as defined in Rule 206(4)-5) whose account can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Covered Investment Pool or its transfer agent;
•	Each account that was identified as belonging to or existing for the benefit of a government entity – at or around the time of the initial investment – to the adviser or one of its client servicing employees, regulated persons or covered associates;
•	Each government entity that sponsors or establishes a 529 Plan and has selected a specific Covered Investment Pool as an option to be offered by such529 Plan; and
•	Each government entity that has been solicited to invest in a Covered Investment Pool either (i) by a covered associate or regulated person of MIMGL; or (ii) by an intermediary or affiliate of the Covered Investment Pool if a covered associate, regulated person, or client servicing employee of MIMGL participated in or was involved in such solicitation, regardless of whether such government entity invested in the Covered Investment Pool.

Charitable Donations

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5. Donations by MIMGL or Access

Persons to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited.

Access Persons should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Reporting

New Access Person Reporting

When an individual is first designated as an Access Person, the individual must disclose any political contributions made up to two years prior to their Access Person designation date along with their new Access Person paperwork due within 10 days of hire.

Penalty for non-compliance

Any Access Person who violates MIMGL’s political contribution policy shall immediately report the violation to the CCO. Upon notification of a violation, the MAM Compliance team shall, in consultation with the Legal team, be responsible for taking the appropriate steps necessary to avoid violations of the Pay-to-Play Rule or other applicable laws, or any other steps as necessary and appropriate under the circumstances, including determining whether MIMGL is subject to a “two-year time out” under Rule 206(4)-5.

An Access Person who fails to pre-clear a contribution or otherwise violates the Political Contribution Policy may be required to clawback the contribution and will be subject to disciplinary action up to and including termination.

X. Service on a Board of Directors

An Access Person may serve on the board of directors of a publicly traded company (the “Board”) only if:

•	the CCO determines that serving on the Board would be consistent with the interests of MIMGL or, where applicable, MIMGL’s clients;
•	appropriate information barrier procedures are established;
•	the CCO provides written authorization that the Access Person can serve on the Board; and,
•	the Access Person agrees to excuse himself or herself from any decisions regarding that entity’s investment activities.

XI. Outside Business Activities

All MIMGL Access Persons are subject to the restrictions and disclosure requirements of Macquarie’s Outside Business Activities Policy.

An Access Person must disclose and obtain the written approval of the CCO or designee prior to participating in any outside business activities that are unrelated to their position within the Macquarie Group, including, but not limited to:

•	serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership;
•	making any monetary investment in any non- publicly traded business, corporation or partnership, including passive investments in private companies (investments in publicly traded companies requires preclearance approval, in accordance with MAM Personal Dealing Policy as described above);
•	accepting a second job or part-time job of any kind or engaging in any other business outside of MIMGL or other positions within the Macquarie Group;
•	forming or participating in any bank group in connection with a bankruptcy or distressed situation;
•	forming or participating in any committee in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest; and
•	receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Macquarie Group, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

No Access Person may utilize property of MIMGL or utilize the services of MIMGL or their employees, for their personal benefit or the benefit of another person or entity, without approval of the CCO or designee. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

An Access Person may not participate in any outside business activities that comes to their attention as a result of their association with MIMGL and in which they know that MIMGL might be expected to participate or have an interest, without:

•	disclosing in writing all necessary facts to the CCO or designee;
•	offering the particular opportunity to MIMGL; and
•	obtaining written authorization to participate from the CCO or designee.

An Access Person who is granted approval to engage in an outside business activity must not transmit material non-public information between MIMGL and the outside entity. If participation in the outside business activity results in the Access Person’s receipt of material non-public information that could reasonably be viewed as relevant to MIMGL’s business activities, the Access Person must discuss the scope and nature of the information flow with the CCO or designee. Similarly, if an Access Person receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO, or designee.

XII. Compliance and Sanctions

If you become aware of or suspect any violations of the Code, you must report them to the CCO or designee as soon as practicable. Reports may be made anonymously as detailed in the Whistleblower Policy. MIMGL has zero tolerance for reprisals against employees making reports, in good faith, of perceived wrongdoing.

The CCO will review the records obtained pursuant to the Code to ensure that all Access Persons are complying with its provisions. All records shall be maintained in accordance with Rule 204-2 under the Advisers Act, as further described in MIMGL’s Compliance Manual.

MIMGL may, as deemed appropriate, impose sanctions, including, a fine, letter of censure, revoking personal securities trading privileges, or suspension or termination of employment of any Access Person who violates any provision of the Code.

DEFINITIONS

For Purposes of this Code of Ethics:

1)	“Beneficial Ownership Interest” means any direct or indirect interest in the name of the MIMGL employee as well as any direct or indirect interest in the name of the MIMGL employee’s spouse, child, all persons residing with or financially dependent upon the MIMGL employee, any person to whom the MIMGL employee contributes material financial support and any account over which the MIMGL employee exercises control.
2)	“CCO” means the Chief Compliance Officer or their designee.
3)	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
4)	“Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:
a)	Direct obligations of the Government of the United States;
b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
c)	Shares issued by open-end Funds.
5)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.
6)	“Fund” means an investment company registered under the 1940 Act.
7)	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.
8)	“PM” means the relevant Portfolio Manager or their designee and may include a member of the investment management team.
9)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.